Eastside Reports Record Second Quarter 2019 Financial Results

PORTLAND, Ore., August 14, 2019 – Eastside Distilling, Inc. (NASDAQ: EAST) reported second quarter 2019 financial results for the period ended June 30, 2019.

Financial Results

Gross sales were $4.3 million, an increase of 154% compared to $1.7 million in Q2 2018. Branded and retail sales increased 39% to $1.5 million, compared to $1.1 million in the year ago period. Branded product shipments increased 57% to 11,697 cases compared to 7,445 in Q2 2018. Co-Packing service sales increased 389% to $2.7 million compared to $0.6 million in the year ago period. Including Co-packing sales, the Company shipped 356,280 cases during the quarter.

Gross margins on net sales improved to 38% during Q2 2019 compared to 34% in Q1 2019. Operating expenses of $4.3 million were up slightly compared to $4.0 million in Q1 2019 and compared to $2.6 million in Q2 2018.

Net loss was $(2.9) million compared to a net loss of $(2.9) million in Q1 2019 and $(1.9) million in Q2 2018. Adjusted EBITDA (see attached table for a reconciliation to Net Loss) during Q2 2019 was $(1.8) million, which compared to $(2.1) million in Q1 2019 and $(1.2) million in Q2 2018.

“Eastside has created a fully integrated spirits platform the likes of which you generally only see from the much larger, multi-national spirits companies,” commented Steve Shum, Interim Chief Executive Officer. “Our capabilities to create innovative products through our award-winning master distillers, develop attractive packaging and marketing around them through one of the industry’s most successful branding firms, produce in scale across a variety of packaging types, and sell through a national distribution framework with a network of tier-one distributors across 46 states is highly unique. It has taken considerable time, effort, and resources to create this platform which we are now beginning to recognize the true value of.”

“During the second quarter, branded case sales increased 57% while total gross sales increased 154% as our Craft Canning + Bottling acquisition continues to surpass expectations,” Shum continued. “Further, we improved efficiencies in our production operations where gross margins on net sales improved over the first quarter, helping to drive overall improvement in our adjusted EBITDA.”

National Platform (Outside of Oregon)

Gross sales (excluding co-packing) were $0.6 million nationally (outside of Oregon) during Q2 2019, compared to $0.4 million during Q2 2018.

Robert Manfredonia, President of Eastside Distilling, commented, “We continue to gain significant traction in building out our national platform with sales of our Redneck Riviera lineup increasing nearly 100% in case volume. Redneck Riviera Whiskey is now available at 8,900 points of distribution compared to approximately 1,500 at this time a year ago, a significant feat in such an early stage of the products evolution. During the second quarter, we shipped nearly 4,300 9-liter cases compared to 2,200 cases during the second quarter of 2018 with significant growth coming from the West region. This was despite more than 1,600 points of distribution that were set later then expected, including Walmart, Vons and Albertsons, which impacted case shipments in the quarter. All mandated points of distributions are now set.”

“We are off to a strong third quarter start as depletions have increased and wholesaler inventory days have normalized. We are following up the very successful ‘2018 Git Down’ value add pack with the ‘2020 Survival Kit!’, which will include a 750ml original Redneck Riviera Whiskey and a 375ml Granny Rich Reserve. Further, we are presenting to buyers our brand-new Redneck Riviera Ready-to-Drink product, ‘Howdy Dew’, intended to be an accompaniment to whiskey or mainstream beer with shelf placement in the RTD or beer sections. We anticipate enhanced brand awareness for the Redneck Riviera family of products through cross promotion, POS and hot retails,” Manfredonia commented.

Oregon Platform

Gross sales (excluding co-packing) were $0.9 million in Oregon during Q2 2019, compared to $0.7 million during Q2 2018.

“Oregon is a tremendous market for Eastside and will continue to be for many years to come,” Manfredonia continued. “We took steps during the quarter to reorganize our initiatives to maintain growth, but to do so profitably. During the third quarter, we have implemented more than $750,000 in annualized cost savings in Oregon and will focus efforts on SKUs that meet minimum sales levels and likewise have national platform viability, while also discontinuing SKU’s that do not meet target thresholds and offer little growth opportunity. We look forward to continue leveraging our home state as a springboard to national success.”

Co-Packing

Co-packing sales were $2.7 million during Q2 2019, compared to $0.6 million during Q2 2018.

Owen Lingley, Founder of Craft Canning and an Eastside Board Member, commented, “We continue to experience robust demand for our production co-packing services across a number of key vertical markets, including wine, spirits, non-acholic products and more recently CBD-based beverages. We continue to add capacity and additional services, such as CBD, to take advantage of the demand and have exceeded our internal growth objectives.”

New Products

Eastside recently launched two new products to address the rapidly growing RTD market, the Marionberry Mule and the Company’s first CBD-based beverage, Outlandish Seltzer. The Portland Mule, launched earlier this year, is currently one of Eastside’s highest volume products sold in the State of Oregon. The Company plans to release an Outlandish CBD Ginger and Tonic in the third quarter, and the Redneck Riviera Howdy Dew RTD in the fourth quarter.

Outlook

In the past Eastside has not provided public guidance related to our financial expectations. However, as we have grown the Company, we have now reached a point where we have improving visibility into our overall business activity.

To that end, the Company is providing the following outlook for the remainder of the year:

●	Gross sales during the second half of fiscal 2019 are expected to be approximately $10 million to $11 million, representing an increase of approximately 143% to 167% compared to the second half of fiscal 2018.
●	Sequential EBITDA improvements in the third and fourth quarters of fiscal 2019.

“Our platform has positioned us well for the future and we expect to demonstrate our ability to drive efficiencies over this now larger infrastructure, continue to grow the top line and make further improvements to EBITDA over the balance of this year and next,” concluded Steve Shum

Use of Non-GAAP Measures

Eastside Distilling’s management evaluates and makes operating decisions using various financial metrics. In addition to the Company’s GAAP results, management also considers the non-GAAP measure of adjusted EBITDA. Management believes this non-GAAP measure provides useful information about the Company’s operating results.

The Company defines adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, stock-based compensation and the newly implemented lease accounting. The table below provides a reconciliation of this non-GAAP financial measure with the most directly comparable GAAP financial measure.

Conference Call

The Company will hold a conference call today to discuss these results.

Date and Time: 5:00pm ET (2:00pm PT) on Wednesday, August 14, 2019

Call-in Information: Interested parties can access the conference call by dialing (844) 889-4332 or (412) 717-9595.

Live Webcast Information: Interested parties can access the conference call via a live Internet webcast, which is available in the Investor Relations section of the Company’s website at https://www.eastsidedistilling.com/investors/.

Slide Presentation: A slide presentation will accompany the conference call and can be accessible through the webcast portal or the Investor Relations section of the Company’s website at https://www.eastsidedistilling.com/investors/.

Replay: A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, confirmation #10134094. A webcast replay will be available in the Investor Relations section of the Company’s website at https://www.eastsidedistilling.com/investors/ for 90 days.

About Eastside Distilling

Eastside Distilling, Inc. (NASDAQ: EAST) has been producing high-quality, award-winning craft spirits in Portland, Oregon since 2008. The Company is distinguished by its highly decorated product lineup that includes Redneck Riviera Whiskey, Burnside Bourbon, West End American Whiskey, Goose Hollow Reserve, Below Deck Rums, Portland Potato Vodka, Hue-Hue Coffee Rum and a distinctive line of fruit infused spirits. Eastside Distilling is majority owner of Big Bottom Distilling (makers of The Ninety One Gin, Navy Strength Gin and Delta Rye whiskey) and the Redneck Riviera Whiskey Co. All Eastside, Big Bottom and Redneck Riviera spirits are crafted from natural ingredients for quality and taste. Eastside’s Craft Bottling + Canning subsidiary is one of the Northwest’s leading independent spirit bottlers and ready-to-drink canners. The Company also owns Outlandish LLC, an Oregon LLC for making and selling products that do not contain alcohol but include ingredients such as CBD. For more information visit: www.eastsidedistilling.com or follow the Company on Twitter and Facebook.

Important Cautions Regarding Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: the receipt of anticipated orders; expected demand for our products; actual expenses; changes in economic conditions; competitive factors; acceptance of the Company’s products in the market; the Company’s success in obtaining new customers; the Company’s success in product development; the Company’s ability to execute its business model and strategic plans; and all the risks and related information described from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the financial statements and related information contained in the Company’s Annual Report on Form 10-K and interim Quarterly Reports on Form 10-Q. Examples of forward-looking statements in this release may include statements related to our outlook, demand for our products, the impact of our marketing activities, the release of new products and entering into RTD and CBD markets, growth prospects, receipt of future authorizations or anticipated gross sales or EBITDA, our expected success in integrating acquired entities and assets, including expected co-packing sales momentum and production efficiencies associated with the acquisition of Craft Canning + Bottling, and our strategic focus, product verticals, ability to leverage our existing platforms for future growth, and our expected financial performance and profitability. The Company assumes no obligation to update the cautionary information in this release.

Company Contact:	Investor Relations Contact:
Eastside Distilling	Lytham Partners, LLC
Steve Shum	Robert Blum
(971) 888-4264	(602) 889-9700
inquiries@eastsidedistilling.com	east@lythampartners.com

Financial Summary Tables

The following financial information should be read in conjunction with the unaudited financial statements and accompanying notes filed by the Company with the Securities and Exchange Commission on August 14, 2019 on Form 10-Q for the period ended June 30, 2019, and which can be viewed at www.sec.gov and in the investor relations section of the Company’s website at www.eastsidedistilling.com.

Eastside Distilling, Inc. and Subsidiaries

Consolidated Balance Sheets

June 30, 2019 and December 31,2018

	June 30, 2019	December 31, 2018
Assets
Current assets:
Cash	$768,711	$10,642,877
Trade receivables	2,214,539	1,064,078
Inventories	11,907,810	11,017,459
Prepaid expenses and current assets	685,696	765,146
Total current assets	15,576,756	23,489,560
Property and equipment, net	5,647,018	1,758,130
Right of use asset	1,041,328	-
Intangible assets, net	2,949,083	285,676
Goodwill	28,182	28,182
Other assets	1,003,506	796,260
Total Assets	$26,245,873	$26,357,808

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,840,258	$1,984,690
Accrued liabilities	545,950	386,166
Deferred revenue	17,915	1,728
Current portion of notes payable	308,139	-
Current portion of lease liability	624,564
Total current liabilities	3,336,826	2,372,584
Lease Liability - less current portion	589,806	-
Secured trade credit facility, net of debt issuance costs	2,947,836	2,934,106
Notes payable - less current portion and debt discount	3,838,447	2,300,000
Total liabilities	10,712,915	7,606,690

Commitments and contingencies (Note 10)

Stockholders' equity:
Common stock, $0.0001 par value; 15,000,000 shares authorized; 9,167,352 and 8,764,085 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	917	876
Additional paid-in capital	48,749,950	45,888,872
Stock payable	-	-
Accumulated deficit	(33,217,909)	(27,138,630)
Total Eastside Distilling, Inc. Stockholders' Equity	15,532,958	18,751,118
Noncontrolling interests	-	-
Total Stockholders' Equity	15,532,958	18,751,118
Total Liabilities and Stockholders' Equity	$26,245,873	$26,357,808

Eastside Distilling, Inc. and Subsidiaries

Consolidated Statements of Operations

For the Three and Six Months Ended June 30, 2019 and 2018

	Three Months Ended		Six Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Sales	$4,252,415	$1,675,067	$7,938,115	$3,088,249
Less excise taxes, customer programs and incentives	357,237	150,380	546,638	343,229
Net sales	3,895,178	1,524,687	7,391,477	2,745,020
Cost of sales	2,413,240	763,768	4,734,538	1,391,291
Gross profit	1,481,938	760,919	2,656,939	1,353,729
Operating expenses:
Advertising, promotional and selling expenses	1,236,143	1,066,847	2,569,418	1,709,824
General and administrative expenses	3,077,174	1,495,486	5,754,929	2,707,998
Loss on disposal of property and equipment	-	-	-	-
Total operating expenses	4,313,317	2,562,333	8,324,347	4,417,822
Loss from operations	(2,831,379)	(1,801,414)	(5,667,408)	(3,064,093)
Other income (expense), net
Interest expense	(117,902)	(107,015)	(225,312)	(163,653)
Other income (expense)	794	2,500	794	2,700
Total other expense, net	(117,108)	(104,515)	(224,518)	(160,953)
Loss before income taxes	(2,948,487)	(1,905,929)	(5,891,926)	(3,225,046)
Provision for income taxes	-	-	-	-
Net loss	(2,948,487)	(1,905,929)	(5,891,926)	(3,225,046)

Dividends on convertible preferred stock	-	-	-	-
Income (loss) attributable to noncontrolling interests	-	(696)	-	(103)

Net loss attributable to Eastside Distilling, Inc. common shareholders	$(2,948,487)	$(1,906,625)	$(5,891,926)	$(3,225,149)

Basic and diluted net loss per common share	$(0.32)	$(0.37)	$(0.65)	$(0.64)

Basic and diluted weighted average common shares outstanding	9,143,755	5,194,538	9,104,593	5,058,293

	Three Months Ended		Six Months Ended
	June 30		June 30
	2019	2018	2019	2018

Net Loss	$(2,948,487)	$(1,905,929)	$(5,891,926)	$(3,225,046)
Add:
Interest Expense	117,902	107,015	225,312	163,653
Loss on disposal of property and equipment	-	-	-	-
Provision for Income taxes	-	-	-	-
Purchase accounting adjustments	-	-	-	-
Stock-based compensation	171,415	386,026	363,271	651,280
Stock issued for services	349,924	71,050	403,844	196,078
Lease Expense	139,304	-	263,574	-
Depreciation and amortization	348,509	91,109	685,209	158,945

Adjusted EBITDA	$(1,821,433)	$(1,250,729)	$(3,950,716)	$(2,055,090)